Exhibit 99.1

Revelation Biosciences, Inc. Announces Financial Results for the Three and Twelve Months Ended December 31, 2023

San Diego, CA – March 22, 2024 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company that is focused on harnessing the power of trained immunity for the prevention and treatment of disease, today reported its three and twelve months ended December 31, 2023 financial results.

Corporate Highlights

•
Completed a $6.2 million public offering.
•
Commencement of first in human Phase 1 clinical study of Gemini at the beginning of March.
•
Oral presentation and poster of nonclinical data demonstrating Gemini reduces the severity and duration of acute kidney injury in an ischemia reperfusion model at the 29th International Conference on Advances in Critical Care Nephrology this month.

“The Revelation team has worked hard over 2023 to build the foundation for successful advancement of Gemini and we are delighted with being able to share the positive preclinical AKI results and the start of our Phase 1 study.” said James Rolke, Chief Executive Officer of Revelation. “During 2024, we look forward to building on this momentum and advancing evaluation of Gemini into patients.”

Results of Operations

As of December 31, 2023, Revelation had $12.0 million in cash and cash equivalents, compared to $5.3 million as of December 31, 2022. The increase in cash and cash equivalents was primarily due to net cash received from financing activities, offset primarily by cash used for operating activities. Based on current operating plans and projections, Revelation believes that its current cash and cash equivalents are sufficient to fund operations through 2024.

Revelation’s net cash used for operating activities for the three and twelve months ended December 31, 2023 was $2.0 million and $7.3 million, respectively, compared to net cash used for operating activities of $0.9 million and $11.2 million for the same periods in 2022, respectively. Revelation’s net loss for the three and twelve months ended December 31, 2023 was $2.2 million and $0.1 million, or $8.33 and $0.53 basic and diluted net loss per share, respectively, compared to a net loss of $1.2 million and $10.8 million, or $15.61 and $149.20 basic and diluted net loss per share for the same period in 2022, respectively.

The changes in net cash used for operating activities and the increase in net loss for the three months ended December 31, 2023 as compared to December 31, 2022 was primarily due to pre-clinical costs and clinical preparation costs primarily for programs GEM-SSI and GEM-AKI.

The changes in net cash used for operating activities for the twelve months ended December 31, 2023 as compared to December 31, 2022 were primarily due to decreased clinical study expenses associated with our Phase 2b viral challenge clinical study (REVTx-99a) and our Phase 1b allergen challenge study (REVTx-99b), legal fees, professional consulting service fees and public company directors and officers insurance policy. The decrease in net loss for the twelve months ended December 31, 2023 as compared to December 31, 2022 were primarily due to the change in fair value of the warrant liability creating a $8.3 million gain.

About Gemini

Gemini is a proprietary formulation of phosphorylated hexaacyl disaccharide (PHAD®) for systemic administration. It is being developed for multiple indications including as a pretreatment to prevent or reduce the severity and duration of post-surgical infection (GEMINI-SSI program), as pretreatment to prevent or reduce the severity and duration of acute kidney injury (GEMINI-AKI program). In addition, Gemini may be a treatment to stop or slow the progression of chronic kidney disease (GEMINI-CKD program). Revelation believes Gemini works through trained immunity, which redirects and attenuates the innate immune response to external stress (infection, trauma, etc.). Revelation has conducted multiple preclinical studies demonstrating the therapeutic potential of Gemini in the target indications.

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on harnessing the power of trained immunity for the prevention and treatment of disease using its proprietary formulation Gemini. Revelation has multiple ongoing programs to evaluate Gemini, including as a prevention for hospital acquired infection and as a prevention for acute kidney injury.

For more information on Revelation, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the clinical utility of an increase in intranasal cytokine levels as a biomarker of viral infections; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the potential impact that COVID-19 may have on Revelation’s suppliers, vendors, regulatory agencies, employees and the global economy as a whole; the ability of Revelation to maintain the listing of its securities on NASDAQ; investor sentiment relating to SPAC related going public transactions; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

REVELATION BIOSCIENCES, INC.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating expenses:
Research and development	$1,059,984	$339,971	$4,145,902	$5,377,400
General and administrative	1,265,906	878,356	4,510,762	5,487,111
Total operating expenses	2,325,890	1,218,327	8,656,664	10,864,511
Loss from operations	(2,325,890)	(1,218,327)	(8,656,664)	(10,864,511)
Other income (expense):
Change in fair value of warrant liability	68,202	—	8,328,937	—
Other income (expense)	54,785	10,741	207,473	34,962
Total other income (expense), net	122,987	10,741	8,536,410	34,962
Net loss	$(2,202,903)	$(1,207,586)	$(120,254)	$(10,829,549)

Net loss per share, basic and diluted	$(8.33)	$(15.61)	$(0.53)	$(149.20)
Weighted-average shares used to compute net loss per share, basic and diluted	264,537	77,375	228,641	72,585

REVELATION BIOSCIENCES, INC.

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$11,991,701	$5,252,979
Deferred offering costs	71,133	87,171
Prepaid expenses and other current assets	84,691	73,132
Total current assets	12,147,525	5,413,282
Property and equipment, net	65,084	90,133
Total assets	$12,212,609	$5,503,415
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,359,898	$554,205
Accrued expenses	1,152,460	985,497
Deferred underwriting commissions	2,911,260	2,911,260
Warrant liability	141,276	—
Total current liabilities	5,564,894	4,450,962
Total liabilities	5,564,894	4,450,962
Stockholders’ equity:
Series A Preferred Stock, $0.001 par value; zero and one shares authorized, issued and outstanding at December 31, 2023 and December 31, 2022, respectively; liquidation preference of $0 and $5,000 at December 31, 2023 and December 31, 2022, respectively	—	—
Common Stock, $0.001 par value; 500,000,000 shares authorized at December 31, 2023 and December 31, 2022 and 264,537 and 77,375 issued and outstanding at December 31, 2023 and December 31, 2022, respectively	265	77
Additional paid-in-capital	32,114,552	26,399,224
Accumulated deficit	(25,467,102)	(25,346,848)
Total stockholders’ equity	6,647,715	1,052,453
Total liabilities and stockholders’ equity	$12,212,609	$5,503,415

Company Contacts

Sandra Vedrick

Vice President, Investor Relations & Human Resources

Revelation Biosciences, Inc.

Email: svedrick@revbiosciences.com

and

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences, Inc.

Email: czygmont@revbiosciences.com